Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 27, 2026, which contains an explanatory paragraph about the Company’s ability to continue as going concern, relating to the financial statements of Collective Acquisition Corp. II as of February 20, 2026, and for the period from February 9, 2026 (inception) through February 20, 2026, which is contained in that Prospectus.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC.

New York, New York

March 27, 2026